NEWS Cooper Tire Announces Temporary Shutdown of Manufacturing Facilities in the Americas FINDLAY, Ohio, March 21, 2020 – Cooper Tire & Rubber Company (NYSE: CTB) today announced it will temporarily shut down its tire manufacturing facilities in the United States and Mexico to protect the health and safety of employees and respond to market demand that has been impacted by coronavirus. The process of phasing down production at the plants will begin today and proceed on a rolling schedule over the coming week, with facilities expected to be closed for two to three weeks. Cooper will continue to closely monitor the situation and adjust timelines as necessary. The company is currently assessing plans for its Europe operations. Cooper’s plants in China, which reopened several weeks ago, and have continued to ramp up production, remain in operation. Cooper is closely monitoring supply chain and product inventory levels as the company focuses on continuing to serve customers. Cooper believes it currently has sufficient supply of product, and will continue to operate distribution centers until further notice to meet customer needs. As the coronavirus has continued to spread across the globe, Cooper has put in place measures to protect employees and meet the needs of all stakeholders including travel restrictions, remote working, social distancing, additional cleaning and disinfecting of facilities, limited visitor access and other necessary steps, which all remain in effect. ### About Cooper Tire & Rubber Company Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire. Contact: Anne Roman 419.429.7189 alroman@coopertire.com